UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2009

ALICO, INC.
(Exact Name of Registrant as Specified in Charter)

Registrant’s telephone number, including area code: (863) 675-2966

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

¨	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 2.02	Results of Operations and Financial Conditions.

On August 10, 2009, the Company announced net income for the three months ended June 30, 2009 of $609 thousand or $0.08 per share, compared with net income of $5.0 million or $0.68 per share for the three months ended June 30, 2008. Net income for the nine months ended June 30, 2009 was $2.5 million or $0.34 per share, compared with $8.8 million or $1.19 per share for the nine months ended June 30, 2008.

Operating revenues were $31.2 million and $42.1 million during the three months ended June 30, 2009 and 2008, respectively and $84.8 million and $113.0 million for the nine months ended June 30, 2009 and 2008, respectively. Operations produced a profit of $2.1 million during the three months ended June 30, 2009, compared with a gross profit of $2.8 million during the three months ended June 30, 2008. For the nine months ended June 30, 2009, operations produced a loss of $400 thousand compared with a profit from operations of $6.4 million during the nine months ended June 30, 2008. The decreases in revenue and gross profits were primarily due to lower revenues and profits from agriculture operations, resulting from lower citrus prices compared with the prior year.

Steven M. Smith, President and Principal Executive Officer, noted, “While earnings from operations are down substantially from the prior year, the Company is pleased to remain profitable in these difficult economic times.  We are beginning to see the effects of many of our cost savings measures come to fruition and believe that we are well positioned to move forward as an efficient organization.”

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

The following exhibits are included with this Report:

Exhibit 99	(1)	Press release announcing Third Quarter Earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC. (Registrant)

Date: August 10, 2009	By:	/s/ Steve Smith
Steve Smith
President and Principal Executive Officer

EXHIBIT INDEX

Exhibit 99	(1)	Press release announcing Third Quarter Earnings, dated August 10, 2009.